Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of National Holdings Corporation on Form S-3 (No. 333-_____) to be filed on or about August 15, 2018 of our report dated December 22, 2017, on our audits of the consolidated financial statements as of September 30, 2017 and 2016, and for each of the years in the three-year period ended September 30, 2017, which report was included in the Annual Report on Form 10-K/A filed January 17, 2018. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/EisnerAmper LLP

EISNERAMPER LLP

New York, New York

August 15, 2018